Exhibit 10.1

Executive Incentive Plan	February 11, 2004

Overview

The EXACT Sciences Executive Incentive Plan has been designed to assist the Company in focusing management on the company’s short term, fiscal year objectives and incentivize performance to not just meet, but accelerate and overachieve the accomplishment of those objectives.  The plan is based on specific and measurable goals for both the company and each individual participant.  As a financial incentive, participants in the plan will have a significant percentage of their annual total compensation tied to meeting the corporate and individual objectives that have been established for the year with the opportunity to receive greater payouts for overachievement.

Methodology

The Company believes that many executive incentive programs are ineffective, particularly in early stage companies that lack clear revenue or profit metrics and formulae upon which to base performance payouts.  The reason for this is generally that the underlying goals are vague and overly subjective, if identified at all, or change without being updated.  This makes assessing performance against these “goals” difficult and awards become made on a largely subjective basis.  The end result is that management receives a cash incentive for unclear reasons, underlying critical corporate objectives remain under-achieved and after a short time the plan becomes a deferred compensation plan with “expected” cash versus “incentive” cash.  Not surprisingly, these companies often under-perform and have little or no return-on-investment to show for their incentive expense.

The Company believes that a well-constructed and managed executive incentive plan will drive both performance and shareholder value and represents an effective investment of its cash resources. To ensure this result, the EXACT plan has been designed with the following components:

Goals

Critical to the success of any incentive plan is the ability to set specific and measurable goals that are tied to key success factors for the company.  To drive performance, it is also important that these goals “stretch” the envelope at target, but are still attainable.  Finally, the goals must not be so numerous that they diminish focus.

The EXACT Executive Incentive plan involves setting goals for both the Company and for each executive individually.  The Board of Directors reviews and approves corporate goals for the fiscal year.

Achievement of these goals drives the corporate component of the plan.  Working with the CEO, each executive will prepare their individual functional unit goals using a similar form and will be a key basis for any cash payments under the plan.

It is also important to recognize that EXACT Sciences is still an early stage company and may be subject to some volatility.  Plans and goals may change dynamically and need to be updated.  Also, achievements of great worth may occur that were not initially envisioned, but which nonetheless prove to be very important.  These factors will also be considered as the plan and performance against functional goals is reviewed at year-end.

Performance Assessment

Each quarter, the Board of Directors will review corporate performance against goals and the Compensation Committee will review individual performance.  After the end of each fiscal year, the Compensation Committee working with the full Board will make a determination of the level of corporate performance for the year.  At the individual executive level, performance will be assessed by the CEO with recommendations made to the Compensation Committee for approval.  CEO performance will be determined by the Compensation Committee and the Board of Directors.   Individual performance is determined both against written functional area goals and by subjective performance assessment.

Payouts

In order to achieve any payouts under the plan, it is first necessary for the company to hit at least 70% of its corporate goals.  Upon achieving this threshold, payouts are then divided into two distinct, but related components.

Individual Performance

For assessment, individual performance that qualifies for a payout under the plan is divided into three levels: Outstanding, Above Expectations, and Effective.  Under the plan, an individual must perform to be rewarded and no incentive payouts will be made to individuals who do not achieve at least an effective level of performance regardless of the level of corporate performance.

Payouts for individual performance are generally made in cash according the following matrix:

Performance Level
Individual	CEO	EVP	VP
Outstanding	$60-$70	$40-$50	$30-$35

Above	$50-$55	$30-$35	$20-$25

Effective	$15-$35	$7.5-$25	$5-$15

* all amounts in ‘000’s

Corporate Performance

For assessment, corporate performance that qualifies for a payout under the plan is divided into three levels of 70%, 85% or 100% of goals achieved.   The Compensation Committee may recommend to the full Board to vary payout formulae to reflect corporate accomplishments if they determine appropriate.

Payouts for corporate performance will generally be made in common stock.  The amount of stock granted will be based on a value calculated as a multiple of an executive’s individual cash payout according to the following matrix:

Performance Level
Corporate	Calculation for Value of Stock Grant
100%	2.5 times Individual Cash Payout

85%	2.0 times Individual Cash Payout

70%	No Multiplier of Cash Payout

The stock grants under this part of the plan will vest 50% immediately upon the date of the grant and, provided that the Company meets its accession rate target for the 2005 fiscal year to be set forth in the 2005 Executive Incentive Plan, 50% on the first anniversary of the grant.  The formula to calculate the number of shares to be granted on each vest date is as follows:  Total Value of Grant ÷ 2 ÷ closing price of the Corporation’s common stock on the vesting date.

There are no restrictions upon the sale of the stock except for quiet periods and other regulatory restrictions.  If an employee terminates before the second portion of the grant is vested, the unvested portion is forfeited.

If in any given year it is the decision of the management team, in concurrence with the Board, that the financial resources of the Company are inadequate to support the plan regardless of performance, payouts may be restructured using equity or deferred to such future date when financial resources can appropriately accommodate them.

Total Compensation

The following table shows the range of total compensation available under the plan:

Performance Level		CEO			EVP			VP
Corp	Individual	Cash $	Stock $	Total $	Cash $	Stock $	Total $	Cash $	Stock $	Total $
	Outstanding	60-70	150-175	210-245	40-50	100-125	140-175	30-35	75-87.5	105-122.5
100%	Above	50-55	125-137.5	175-193	30-35	75-87.5	105-122.5	20-25	50-62.5	70-87.5
	Effective	15-35	37.5-87.5	52.5-122.5	7.5-25	18.8-62.5	26-87.5	5-15	12.5-37.5	17.5-52.5

	Outstanding	60-70	120-140	180-210	40-50	80-100	120-150	30-35	60-70	90-105
85%	Above	50-55	100-110	150-165	30-35	60-70	90-105	20-25	40-50	60-75
	Effective	15-35	30-70	45-105	7.5-25	15-50	22.5-75	5-15	10-30	15-45

	Outstanding	60-70	0	60-70	60-70	0	60-70	30-35	0	30-35
70%	Above	50-55	0	50-55	50-55	0	50-55	20-25	0	20-25
	Effective	15-35	0	15-35	15-35	0	15-35	5-15	0	5-15

* all amounts in ‘000’s

The following example shows a potential representative total compensation calculation for a Vice President:

Assumptions:                     Company achieves 85% of goals
Individual performance is rated as Outstanding at highest end of cash payout range
Common stock price on first vest date is $10.00
Common stock price on second vest date is $20.00

Cash Payout:	$35,000

Stock Payout:	$70,000 Total Value

Total Compensation:	$105,000

# of Shares Granted:	3,500 on first vest date	($70,000 ÷ 2 ÷ $10.00)
	1,750 on second vest date	($70,000 ÷ 2 ÷ $20.00)

2004 Corporate Objectives

[REDACTED] tests accessioned during FY04

Clear indication of pending inclusion of fecal DNA testing into [REDACTED] screening guidelines, evidenced by [REDACTED]

Acceptance of the MCS by [REDACTED] by 12/31/04

Proof of concept of either [REDACTED] sensitivity for CRC or [REDACTED] sensitivity for clinically relevant adenomas in [REDACTED]

Reduction in the cost of the PreGen Plus assay to [REDACTED] while demonstrating no loss in performance as demonstrated by analysis of [REDACTED] previously informative cancers from stool and [REDACTED] previously identified colonoscopy negative stools

Raise at least [REDACTED] of new cash

Submit completed NCD package to CMS within 2 weeks of acceptance for publication of MCS paper